EXHIBIT 99.2

DIRECTORS AND EXECUTIVE OFFICERS OF KINGSFORD RESOURCES LIMITED

PERSONS CONTROLLING KINGSFORD RESOURCES LIMITED

DIRECTORS AND EXECUTIVE OFFICERS OF HIGH RANK INVESTMENTS LIMITED

PERSONS CONTROLLING HIGH RANK INVESTMENTS LIMITED

DIRECTORS AND EXECUTIVE OFFICERS OF BETTER RISE INVESTMENTS LIMITED

PERSONS CONTROLLING BETTER RISE INVESTMENTS LIMITED

The name, business address, present principal employment and citizenship of each director of Kingsford Resources Limited are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Quiping Lai	22/F, Yinhai Building No. 299 Yanjiang Zhong Road Guangzhou, Guangdong 510110 People’s Republic of China	President and Director of CNinsure Inc.	China

Peng Ge	22/F, Yinhai Building No. 299 Yanjiang Zhong Road Guangzhou, Guangdong 510110 People’s Republic of China	Chief Financial Officer of CNinsure Inc.	China

Chunlin Wang	22/F, Yinhai Building No. 299 Yanjiang Zhong Road Guangzhou, Guangdong 510110 People’s Republic of China	Chief Executive Officer of CNinsure Inc.	China

Kingsford Resources Limited is beneficially held approximately 69.4% by High Rank Investments Limited, a company incorporated in the British Virgin Islands, and approximately 30.6% by Better Rise Investments Limited, a company incorporated in the British Virgin Islands.

High Rank Investments Limited is beneficially held 100% by Qiuping Lai. Qiuping Lai is the sole director of High Rank Investments Limited. (See above for the information on Qiuping Lai.)

Better Rise Investments Limited is beneficially held approximately 67.1% by Peng Ge and approximately 32.9% by Chunlin Wang. Peng Ge is the sole directors of Better Rise Investments Limited. (See above for the information on Peng Ge and Chunlin Wang.)